United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

September 14, 2017

Date of Report

[Date of Earliest Event Reported]

NORTHSIGHT CAPITAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

7580 East Gray Rd., St. 103

Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(480) 385-3893

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Since January 1, 2017, John Lemak, a significant shareholder, and Sandor Capital Master Fund (an affiliate of John Lemak) (together, “Lemak”) have advanced the Registrant an aggregate of $439,000, including an aggregate of $219,000 since June 30, 2017. Lemak has been the Registrant’s primary funding source during 2017.

On September 14, 2017, in connection with an additional $30,000 advance, the Registrant agreed with Lemak to (i) issue warrants to purchase an aggregate of 5 million shares of common stock at an exercise price of $.05 per share for a term of three years (these warrants are in replacement of recently expired warrants for the same number of shares at the same exercise price), (ii) extend until September 2021 the expiration date of warrants to purchase an aggregate 4 million shares of common stock at the existing exercise price of $.05 per share, and (iii) extend until September 2021 the expiration date of warrants to purchase an aggregate 1,130,285 shares of common stock and reduce the exercise price thereof from $.25 per share to $.10 per share.

The transactions contemplated by the Agreement with Lemak are subject to Lemak notifying the Company in writing that he is satisfied, after appropriate legal review, that he can enter into these transactions in a manner acceptable to him.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSIGHT CAPITAL, INC.

Date:	09/19/17	By:	/s/John P. Venners
John P. Venners
EVP, Operations